EXHIBIT 1

                         ARV Assisted Living, Inc.
                          245 Fischer Avenue, D-1
                            Costa Mesa, CA 92626
October 7, 2002

Atria, Inc.
Kapson Senior Quarters Corp.
501 South Fourth Avenue
Suite 140
Louisville, Kentucky 40202

     Re:  Confidentiality/Non-Disclosure Agreement (Reciprocal)
          -----------------------------------------------------

Gentlemen:

     Reference is hereby made to the letter agreement dated November 15, 2001 (the "Confidentiality Agreement") between Atria, Inc., Kapson Senior Quarters Corp. and ARV Assisted Living, Inc. ("ARV"), a copy of which is attached hereto.

     Atria, Inc., Kapson Senior Quarters Corp. and ARV hereby agree that the Confidentiality Agreement shall not terminate on November 15, 2002 as currently contemplated thereby, and hereby amend the Confidentiality Agreement in order to extend the term of the Confidentiality Agreement until March 31, 2003. Atria, Kapson Senior Quarters Corp. and ARV hereby further amend the Confidentiality Agreement by replacing the second reference to "Board of Directors" in the second sentence of the ninth paragraph thereof of the Confidentiality Agreement with "Board of Directors or any special committee thereof."

                                       Very Truly Yours,


                                       /s/ Maurice DeWald
                                       -----------------------------------
                                       Maurice DeWald
                                       Chairman of the Special Committee
                                       of the Board of Directors of ARV
                                       Assisted Living, Inc.

CONFIRMED AND AGREED
Atria, Inc.

By: /s/ Mark D. Jessee
   -------------------
Name: Mark D. Jessee
Title: Chief Financial Officer

Kapson Senior Quarters Corp.

By: /s/ Mark D. Jessee
   -------------------
Name: Mark D. Jessee
Title: Chief Financial Officer